FOR IMMEDIATE RELEASE

UPAY Inc. Launches Huntpal's New US Website to Revolutionize Hunting Experiences for US Hunters

Dallas, Texas - July 2, 2024 - UPAY Inc. ("UPAY" or the "Company") (OTCQB: UPYY), a leader in the fintech sector, is excited to announce the launch of Huntpal’s new website, www.huntpal.net.

Huntpal, a wholly owned subsidiary of UPAY Inc., is set to revolutionize the hunting experience for US hunters by offering reputable hunting options in South Africa and providing interest-free payment options on all hunting packages with top-end lodges and outfitters.

The new website is designed to serve as a comprehensive platform for US hunters seeking trusted and premium hunting experiences in Africa. With a focus on customer satisfaction and financial flexibility, Huntpal will offer a range of exclusive hunting packages that cater to the diverse needs of hunting enthusiasts.

Key Features of Huntpal’s New Website:

•	Reputable Hunting Options in Africa: Collaborations with top-end lodges and outfitters to ensure a premium hunting experience.
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Seamless Integration with Outfitters: Hunters can take advantage of Huntpal's payment options by using direct links from participating outfitters' websites. By following the Huntpal payment link, hunters can spread the cost of their hunting packages over a selected period with no additional fees, making it easier and more affordable to book their dream hunting experience.

•	Interest-Free Payment Plans: Hunters can now enjoy flexible, interest-free payment options on all hunting packages on Huntpal’s website, making these adventures more accessible.
•	User-Friendly Interface: An intuitive and easy-to-navigate website, providing detailed information on various hunting packages and booking options.

Jaco Fölscher, UPAY's CEO, expressed his enthusiasm about the launch: "This launch marks a significant milestone in our commitment to enhancing the hunting experience for our US clients. We are proud of the new website and its features. Through Huntpal’s platform, we can offer exceptional hunting packages with flexible payment solutions, reinforcing our mission to provide unmatched value and convenience."

Martin van Heerden, CEO of Huntpal (Pty) Ltd, added: "The launch of www.huntpal.net allows us to better serve our clients by providing a streamlined and user-friendly platform. With UPAY's support, we are poised to deliver unparalleled hunting adventures that are both memorable and financially accessible."

This initiative underscores UPAY and Huntpal’s shared vision of redefining the hunting industry through innovation, accessibility, and responsible wildlife conservation. The partnership aims to offer exceptional hunting experiences while contributing to local community upliftment through job creation and support for feeding schemes in rural African areas.

For media inquiries, please contact:

CONTACT INFORMATION
UPAY Inc.
Email: info@upaytechnology.com

About UPAY Inc.:
UPAY Inc. is a forward-thinking US public company dedicated to providing cutting-edge financial solutions to its clients. With a focus on innovation and user-centric design, UPAY remains at the forefront of technology in the fintech sector.

About Huntpal LLC:
Huntpal LLC, based in Florida, specializes in all-inclusive hunting and adventure travel packages in South Africa. With a commitment to responsible hunting and conservation, Huntpal LLC offers unforgettable experiences while preserving South Africa's wildlife.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS
The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of UPAY Inc. This publication contains forward-looking statements, which are not guarantees of future performance. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.